-------------------------
                                                             OMB APPROVAL
                                                       -------------------------
                                                       OMB Number:  3235-0145
                                                       Expires:  August 31, 1999
                                                       Estimated average burden
                                                       hours per response..14.90
                                                       -------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                 (AMENDMENT 2)*


                       NATIONAL AUTO FINANCE COMPANY, INC.
                                (Name of Issuer)

               SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                  632528-10-5
                                 (CUSIP Number)

    RICHARD GOREVITZ            JOSEPH P. DONLAN            DAVID M. SCHNEIDER
THE PRUDENTIAL INSURANCE   BROWN BROTHERS HARRIMAN & CO.      THE PROGRESSIVE
   COMPANY OF AMERICA            59 WALL STREET                CORPORATION
   ONE GATEWAY CENTER          NEW YORK, NY 10005         6300 WILSON MILLS ROAD
       11TH FLOOR                (212) 493-7882            MAYFIELD VILLAGE, OH
  NEWARK, NJ 07102-5311                                            44143
     (973) 802-7003                                           (216) 461-5000

                                 with a copy to:

                               DAVID C.L. FRAUMAN
                          CADWALADER, WICKERSHAM & TAFT
                                 100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6652
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  JULY 1, 1999
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box .

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 2 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Progressive Corporation, 34-0963169
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Ohio
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,372,235
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      4,142,235
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,142,235
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [x]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       23.13%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       HC, CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 3 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Progressive Casualty Insurance Company, 34-6513736
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Ohio
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,372,235
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      4,142,235
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,142,235
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       23.13%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions) IC, CO, Subsidiary of The Progressive Corporation
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 4 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     PC Investment Company, 34-1576555
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,372,235
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      4,142,235
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,142,235
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       23.13%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions) CO, Subsidiary of Progressive Casualty Insurance Company
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 5 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Progressive Investment Company, Inc., 34-1378861
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X}
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,372,235
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      4,142,235
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,142,235
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       23.13%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON (See Instructions) CO, Subsidiary of The Progressive Corporation
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 6 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The 1818 Mezzanine Fund, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,060,172
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,830,172
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,830,172
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       21.28%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 7 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Brown Brothers Harriman & Co.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,060,172
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,830,172
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,830,172
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       21.28%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 8 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Joseph P. Donlan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,060,172
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,830,172
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,830,172
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       21.28%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                       PAGE 9 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Robert R. Gould
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,060,172
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,830,172
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,830,172
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       21.28%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 10 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     T. Michael Long
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,060,172
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,830,172
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,830,172
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       21.28%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 11 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Lawrence C. Tucker
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         8,060,172
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,830,172
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,830,172
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       21.28%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 12 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Structured Finance High Yield Fund, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         7,550,259
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,320,259
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,320,259
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       18.19%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 13 OF 19 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     The Prudential Insurance Company of America, 22-121160
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (A) [X]
                                                                         (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     OO
--------------------------------------------------------------------------------
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)                                                                 [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     New Jersey
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0
   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         7,550,259
   OWNED BY     ----------------------------------------------------------------
     EACH       9     SOLE DISPOSITIVE POWER
   REPORTING          0
    PERSON      ----------------------------------------------------------------
     WITH       10    SHARED DISPOSITIVE POWER
                      3,320,259
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,320,259
--------------------------------------------------------------------------------
12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See
       Instructions)                                                         [X]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       18.19%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IC, IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 14 OF 19 PAGES
------------------------                                  ----------------------



ITEM 1.     SECURITY AND ISSUER.

            This Amendment No. 2 to the Schedule 13D filed on behalf of the Progressive Entities (as defined below) on December 31, 1997, the Schedule 13D filed on behalf of the BBH Entities (as defined below) on December 30, 1997, and the Schedule 13G filed on behalf of the Prudential Entities (as defined below and, together with the Progressive Entities and the BBH Entities, the "REPORTING PERSONS") on April 26, 1999, as amended by Amendment No. 1 to the Schedule 13D filed on May 6, 1999, is being filed in connection with changes in the Reporting Persons' beneficial ownership of the shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), of National Auto Finance Company, Inc., a Delaware corporation (the "ISSUER").

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) On July 1, 1999, the Issuer issued to the Reporting Persons as the holders of the Issuer's Senior Subordinated Notes due December 22, 2004 (as amended, the "AMENDED NOTES"), in lieu of 50% of the interest accrued on those Amended Notes, Convertible Senior Subordinated Promissory Notes due December 22, 2004 (the "CONVERTIBLE NOTES"), a copy of a form of which is filed as Exhibit
7.8 hereto and is incorporated herein by reference, in the total aggregate principal amount of $692,709. The Convertible Notes are convertible, at the option of the holder thereof, at a price of $0.75 per share, into shares of Common Stock. The Convertible Notes are substantially similar to the Amended Notes, except for the conversion feature and except that up to 100% of the interest accrued on the Convertible Notes may be paid, at the option of the Issuer, in additional Convertible Notes.

            In connection with the issuance as described above of Convertible Notes having an aggregate principal amount of $193,959, PC Investment Company, a Delaware corporation ("PCI"), shall be deemed to have acquired beneficial ownership of an additional 258,612 shares of Common Stock. Accordingly, each of The Progressive Corporation, an Ohio corporation ("PROGRESSIVE"), Progressive Casualty Insurance Company, an Ohio corporation ("PROGRESSIVE CASUALTY"), PCI and Progressive Investment Company, Inc., a Delaware corporation ("PROGRESSIVE INVESTMENT" and, together with Progressive, Progressive Casualty and PCI, the "PROGRESSIVE ENTITIES"), may be deemed to beneficially own 8,372,235 shares of Common Stock (the "PROGRESSIVE SHARES"), or 46.8% of the Issuer's Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on May 17, 1999, (ii) 363,623 shares of Common Stock issuable upon exercise of the Warrants held by Progressive Investment, (iii) 258,612 shares of Common Stock issuable upon conversion of the Convertible Notes held by PCI, and (iv) shared voting power with respect to 4,230,000 shares of Common Stock owned by National Auto Finance Company, L.P., a Delaware limited partnership, with respect to which the Progressive Entities, the BBH Entities and the Prudential Entities have an irrevocable proxy to vote (the "PARTNERSHIP SHARES"). The Progressive Entities disclaim beneficial ownership of the Partnership Shares, the BBH Shares (as defined below) and the Prudential Shares (as defined below).

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 15 OF 19 PAGES
------------------------                                  ----------------------



            In connection with the issuance as described above of Convertible Notes having an aggregate principal amount of $221,666, The 1818 Mezzanine Fund, L.P., a Delaware limited partnership (the "FUND"), shall be deemed to have acquired beneficial ownership of an additional 295,555 shares of Common Stock. Accordingly, each of the Fund, Brown Brothers Harriman & Co., a New York limited partnership ("BBH&CO."), Joseph P. Donlan, a United States citizen ("DONLAN"), Robert R. Gould, a United States citizen ("GOULD"), T. Michael Long, a United States citizen ("LONG"), and Lawrence C. Tucker, a United States citizen ("TUCKER" and, together with the Fund, BBH&Co., Donlan, Gould and Long, the "BBH ENTITIES"), may be deemed to beneficially own 8,060,172 shares of Common Stock (the "BBH SHARES"), or 44.8% of the Issuer's Common Stock, which percentage is calculated based upon (i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on May 17, 1999, (ii) 415,570 shares of Common Stock issuable upon exercise of the Warrants held by the Fund, (iii) 295,555 shares of Common stock issuable upon conversion of the Convertible Notes held by the Fund, and (iv) shared voting power with respect to the Partnership Shares. The BBH Entities disclaim beneficial ownership of the Partnership Shares, the Progressive Shares and the Prudential Shares (as defined below). Donlan, Gould, Long and Tucker disclaim beneficial ownership of the BBH Shares.

            In connection with the issuance as described above of Convertible Notes having an aggregate principal amount of $277,084, The Structured Finance High Yield Fund, LLC, a Delaware limited liability company ("SFHY"), shall be deemed to have acquired beneficial ownership of an additional 369,445 shares of Common Stock. Accordingly, each of SFHY and The Prudential Insurance Company of America, a mutual insurance company organized under the laws of New Jersey ("PRUDENTIAL" and, together with SFHY, the "PRUDENTIAL ENTITIES"), may be deemed to beneficially own 7,550,259 shares of Common Stock (the "PRUDENTIAL SHARES"), or 41.4% of the Issuer's Common Stock, which percentage is calculated based upon
(i) 17,280,762 shares of Common Stock represented by the Issuer to be issued and outstanding on May 17, 1999, (ii) 593,671 shares of Common Stock issuable upon exercise of the Warrants held by SFHY, (iii) 369,445 shares of Common Stock issuable upon conversion of the Convertible Notes held by SFHY, and (iv) shared voting power with respect to the Partnership Shares. The Prudential Entities disclaim beneficial ownership of the Partnership Shares, the Progressive Shares and the BBH Shares.

       (b)  Number of Shares as to which each of the Progressive Entities has:

                  (i)     Sole power to vote or direct the vote:
                          0 shares for each Progressive Entity;

                  (ii) Shared power to vote or direct the vote: 8,372,235 shares for each Progressive Entity;

                  (iii) Sole power to dispose or to direct the disposition: 0 shares for each Progressive Entity;

                  (iv)    Shared power to dispose or to direct the  disposition:

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 16 OF 19 PAGES
------------------------                                  ----------------------



                          4,142,235 shares for each Progressive Entity.

            Number of Shares as to which each of the of the BBH Entities has:

                  (i)     Sole power to vote or direct the vote:
                          0 shares for each BBH Entity;

                  (ii) Shared power to vote or direct the vote: 8,060,172 shares for each BBH Entity;

                  (iii) Sole power to dispose or to direct the disposition: 0 shares for each BBH Entity;

                  (iv)    Shared power to dispose or to direct the  disposition:
                          3,830,172 shares for each BBH Entity.


            Number of Shares as to which each of the Prudential Entities has:

                  (i)     Sole power to vote or direct the vote:
                          0 shares for each Prudential Entity;

                  (ii) Shared power to vote or direct the vote: 7,550,259 shares for each Prudential Entity;

                  (iii) Sole power to dispose or to direct the disposition: 0 shares for each Prudential Entity;

                  (iv)    Shared power to dispose or to direct the  disposition:
                          3,320,259 shares for each Prudential Entity.



ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

            Exhibit 7.8. Form of the Convertible Note contemplated by the Restructuring Agreement, dated as of April 12, 1999, by and among National Auto Finance Company, Inc., National Auto Finance Company, L.P., National Auto Finance Corporation, Gary L. Shapiro, Edgar A. Otto, Stephen L. Gurba, The 1818 Mezzanine Fund, L.P., PC Investment Company, Progressive Investment Company, Inc., Manufacturers Life Insurance Company (U.S.A.).

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 17 OF 19 PAGES
------------------------                                  ----------------------



            SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    THE PROGRESSIVE CORPORATION
                                    PROGRESSIVE CASUALTY INSURANCE COMPANY



                                    By: /S/ DAVID M. SCHNEIDER
                                        ----------------------------------------
                                        Name:  David M. Schneider
                                        Title: Secretary

                                    PC INVESTMENT COMPANY
                                    PROGRESSIVE INVESTMENT COMPANY, INC.



                                    By: /S/ DAVID M. SCHNEIDER
                                        ----------------------------------------
                                        Name:  David M. Schneider
                                        Title: Secretary



Date:  July 9, 1999

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 18 OF 19 PAGES
------------------------                                  ----------------------



            SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    BROWN BROTHERS HARRIMAN & CO.



                                    By: /S/ ROBERT R. GOULD
                                        ----------------------------------------
                                        Name:  Robert R. Gould
                                        Title: Partner



                                    THE 1818 MEZZANINE FUND, L.P.



                                    By: Brown Brothers Harriman & Co.,
                                        General Partner



                                    By: /S/ ROBERT R. GOULD
                                        ----------------------------------------
                                        Name:  Robert R. Gould
                                        Title: Partner


                                       /S/ JOSEPH P. DONLAN
                                    --------------------------------------------
                                       Joseph P. Donlan


                                       /S/ ROBERT R. GOULD
                                    --------------------------------------------
                                       Robert R. Gould


                                       /S/ T. MICHAEL LONG
                                    --------------------------------------------
                                       T. Michael Long


                                       /S/ LAWRENCE C. TUCKER
                                    --------------------------------------------
                                       Lawrence C. Tucker
Date:  July 9, 1999

                                  SCHEDULE 13D
------------------------                                  ----------------------
CUSIP NO.   632528-10-5                                      PAGE 19 OF 19 PAGES
------------------------                                  ----------------------



            SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    THE STRUCTURED FINANCE HIGH YIELD FUND, LLC
                                    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



                                    By: /S/ MICHAEL J. BOZZO
                                        ----------------------------------------
                                        Name:  Michael J. Bozzo
                                        Title: Vice President



Date:  July 12, 1999